Exhibit 10.64
RELIANT ENERGY, INC.
EXECUTIVE SEVERANCE PLAN
(Effective January 1, 2006)
First Amendment
Reliant Energy, Inc., a Delaware corporation, having established the Reliant Energy, Inc. Executive Severance Plan, effective January 1, 2006 (the “Plan”), and having reserved the right under Section 13 thereof to amend the Plan, does hereby amend the Plan, effective as of January 1, 2006, as follows:
1. The final paragraph of Section 3.4 of the Plan is hereby amended to read as follows:
“Notwithstanding the foregoing, the deadline for executing and returning the Waiver and Release shall be until 5:30 p.m. central time on the 46th day following the date that the Employee receives the Plan and Waiver and Release pursuant to Section 3.2 if that 46th day is after the Employee’s Termination Date, provided, however, that in no event shall the Plan and Waiver and Release be provided to the Employee later than the 10th day after his or her Termination Date (such that in no event shall the deadline for executing and returning the Waiver and Release be later than the 56th day after his or her Termination Date). Each Eligible Employee is advised to consult an attorney before signing a Waiver and Release.”
2. The first sentence of Section 7.1 of the Plan is hereby amended to read as follows:
“Within 10 days following the date that a Participant timely returns an executed Waiver and Release (without having timely revoked it), the Participant’s cash Severance Benefit described in Section 5 will be paid to the Participant in a single lump sum.”
3. Section 14 of the Plan is hereby amended by adding the following sentence thereto:

“14.
Section 409A of the Code. With respect to any benefits under the Plan that are subject to Section 409A of the Code, it is the intent of the Company that the provisions of the Plan comply with Section 409A of the Code and accompanying Treasury regulations and guidance, including, without limitation, in the case of a Participant who is a “specified employee” within the meaning of Code Section 409A, a delay of payment of any such benefits until a date that is six months and two days after his or her Termination Date (or, if earlier, the date of his or her death). Accordingly, notwithstanding any provision in the Plan to the contrary, this Plan will be interpreted, applied and, to the minimum extent necessary, unilaterally amended by the Company, in its sole discretion, without the consent of any Participant, as the Company deems appropriate for the Plan to satisfy the requirements of Section 409A. The provision of welfare benefits under Section 6.1 of the Plan that are subject to Section 409A of the Code shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the provision of such benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The right to such welfare benefits is not subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, Reliant Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 27 day of September 2007, but effective as of the date set forth herein.

RELIANT ENERGY, INC.
By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President – Human Resources

2